Exhibit 23.2

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference of our report dated February 26, 2008 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2007 annual report on Form 10-K of Boston Private Financial Holdings, Inc. and to the reliance by KPMG LLP upon such report in its March 12, 2008 report which also appears in the December 31, 2007 Annual Report on Form 10-K of Boston Private Financial Holdings, Inc.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida

May 18, 2010